Exhibit 10.1

DIRECTOR INDEMNIFICATION AGREEMENT

This DIRECTOR INDEMNIFICATION AGREEMENT (this “Agreement”) is made this              day of             , by and between UNITED SECURITY BANCSHARES, INC., a Delaware corporation (the “Company”), and             , a member of the Company’s Board of Directors (“Indemnitee”).

RECITALS

WHEREAS, it is essential to the Company to retain and attract the most competent and experienced persons available to serve as members of the Company’s Board of Directors; and

WHEREAS, there is a general awareness that competent and experienced persons are becoming more reluctant to serve as directors of a corporation unless they are protected by comprehensive insurance or indemnification, especially since shareholder and derivative lawsuits against publicly-held corporations, including their directors and officers, for line-of-duty decisions and actions have increased in number in recent years for damages in amounts that have no reasonable or logical relationship to the amount of compensation received by the directors and officers from the corporation; and

WHEREAS, plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious) that the defense and/or settlement of such litigation is often beyond the personal resources of directors and officers; and

WHEREAS, it is now and has always been the express policy of the Company, as set forth in the Company’s Certificate of Incorporation, to indemnify and hold harmless its directors and officers so as to provide them with the maximum possible protection authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), as specifically provided in Section 145 of the DGCL; and

WHEREAS, in connection with its commitment to indemnify and hold harmless its directors and officers, the Company has purchased and presently maintains a policy or policies of Directors and Officers Liability Insurance (“D&O Insurance”) covering certain liabilities that may be incurred by the directors and officers of the Company in the performance of their services for the Company; and

WHEREAS, recent developments with respect to the terms and ongoing availability of D&O Insurance and uncertainty with respect to the application, amendment and enforcement of statutory indemnification provisions, as well as those found in the Company’s Certificate of Incorporation, generally have caused concern of the Company regarding the adequacy and reliability of the protection afforded to the Company’s directors and officers thereby; and

WHEREAS, the Company has concluded that, to retain and attract the most competent and experienced persons available to serve as members of the Company’s Board of Directors and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company to contractually indemnify its directors and to assume for itself the maximum liability for expenses and damages incurred in connection with claims against such directors in connection with their service to the Company and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its shareholders; and

WHEREAS, Section 145 of the DGCL and the Company’s Certificate of Incorporation each contemplate that agreements may be entered into between the Company and its directors with respect to indemnification; and

WHEREAS, the Company desires and has requested Indemnitee to serve or continue to serve as a director of the Company free from undue concern for claims for damages arising out of or related to service to the Company as a member of the Board of Directors; and

WHEREAS, Indemnitee is willing to serve, or to continue to serve, the Company, provided that he is furnished the indemnification provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of Indemnitee’s service as a director as of and after the date hereof, the parties hereto agree as follows:

1. Agreement to Serve. Indemnitee agrees to serve as a director of the Company for so long as he is duly elected or appointed in accordance with the applicable provisions of the Company’s current Certificate of Incorporation and Bylaws or until the resignation, removal, permanent disability or death of Indemnitee.

2. Definitions. As used in this Agreement:

(a) The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Company or otherwise, and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee is or was a party, is threatened to be made a party or is or was a witness by reason of the fact that Indemnitee is or was a director of the Company (or any subsidiary of the Company) or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another Company, partnership, joint venture, trust or other enterprise.

(b) The term “Expenses” shall include, without limitation, expenses of investigation (including fees of expert witnesses, professional advisers and private investigators), judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of Indemnitee, attorneys’ fees and disbursements and any expenses of establishing a right to indemnification under this Agreement, but shall not include amounts of judgments, fines or penalties against Indemnitee.

(c) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company that imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Company” as referred to in this Agreement.

3. Indemnification in Third-Party Proceedings. The Company shall indemnify Indemnitee, in accordance with the provisions of this section, against all Expenses, judgments, fines and penalties actually and reasonably incurred by Indemnitee in connection with the defense or settlement of any Proceeding (other than a Proceeding by or in the right of the Company to procure a judgment in its favor), but only if Indemnitee acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any such Proceeding by adverse judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

4. Indemnification in Proceedings By or In the Right of the Company. The Company shall indemnify Indemnitee, in accordance with the provisions of this section, against all Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of any Proceeding by or in the right of the Company to procure a judgment in its favor, but only if Indemnitee acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification for Expenses shall be made under this section in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such Expenses that such court shall deem proper.

5. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith.

6. Advances of Expenses. Except as otherwise provided by this Agreement, at the written request of Indemnitee, the Expenses incurred by Indemnitee in any Proceeding shall be paid by the Company in advance of the final, non-appealable conclusion and disposition of such Proceeding, provided that Indemnitee shall undertake in writing to repay such amount to the extent that it is ultimately determined that Indemnitee is not entitled to indemnification. If the Company makes an advance of Expenses pursuant to this section, the Company shall be subrogated to every right of recovery that Indemnitee may have against any insurance carrier from whom the Company has purchased insurance for such purpose. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the provisions of this Agreement. Indemnitee’s obligation to reimburse the Company for Expenses shall be unsecured, and no interest shall be charged thereon.

7. Right of Indemnitee to Indemnification Upon Application; Procedure Upon Application.

(a) Any indemnification or advance under this Agreement shall be paid by the Company no later than 20 days after receipt of the written request of Indemnitee, unless a determination is made within said 20-day period by (i) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the Proceeding in respect of which indemnification is being sought, (ii) independent legal counsel in a written opinion (which counsel shall be appointed by a quorum of the Board of Directors) or (iii) the shareholders of the Company, that Indemnitee has not met the relevant standards for indemnification set forth in this Agreement. The failure of Indemnitee to provide a written request pursuant to this section will not relieve the Company from any liability that it may have to Indemnitee otherwise than under this Agreement, except to the extent that the Company is materially prejudiced as a result of such failure.

(b) The right to indemnification or advances of Expenses as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. The burden of proving that indemnification or advances are not appropriate shall be on the Company. Neither the failure of the Company (including its Board of Directors or independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that Indemnitee has met the applicable standard of conduct nor an actual determination by the Company (including its Board of Directors or independent legal counsel or shareholders) that Indemnitee has not met such standard shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s Expenses actually and reasonably incurred in connection with successfully establishing his right to indemnification or advances, in whole or in part, shall also be indemnified by the Company.

(c) With respect to any Proceeding for which indemnification is requested, the Company will be entitled to participate therein at its own expense, and, except as otherwise provided below, the Company may assume the defense thereof, with counsel selected by the Company but satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of a Proceeding, the Company will not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than as provided below. Indemnitee shall have the right to employ counsel in any Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense of the Proceeding shall be at the expense of Indemnitee, unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of a Proceeding or (iii) the Company shall not in fact have employed counsel to assume the defense of a Proceeding, in each of which cases the fees and expenses of Indemnitee’s counsel shall be advanced by the Company. Notwithstanding the foregoing, the Company shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Company or as to which Indemnitee shall have arrived at the conclusion provided for in (ii) above.

(d) The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee will unreasonably withhold consent to any proposed settlement.

8. Additional Limitations on Indemnification. No payment pursuant to this Agreement shall be made by the Company:

(a) to indemnify or advance funds to Indemnitee for Expenses with respect to Proceedings initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement (unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee was not made in good faith or was frivolous), but such indemnification or advances of Expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate;

(b) to indemnify Indemnitee for any Expenses, judgments, fines or penalties sustained in any Proceeding for which payment is actually made to Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

(c) to indemnify Indemnitee for any Expenses, judgments, fines or penalties sustained in any Proceeding for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of §16(b) of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and amendments thereto or similar provisions of any federal, state or local statutory law;

(d) to indemnify Indemnitee for any Expenses, judgments, fines or penalties resulting from Indemnitee’s conduct that is finally adjudged to have been willful misconduct, knowingly fraudulent or deliberately dishonest; or

(e) if a court of competent jurisdiction finally determines that such payment hereunder is unlawful.

9. Indemnification Hereunder Not Exclusive. The indemnification and advances of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Certificate of Incorporation or Bylaws of the Company, in their current form or as amended after the date of this Agreement, any other agreement, any vote of shareholders or disinterested directors, the DGCL or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

10. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of the Expenses, judgments, fines or penalties actually and reasonably incurred by him in any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgments, fines or penalties to which Indemnitee is entitled.

11. Continuation. All agreements and obligations of the Company contained herein shall continue as long as Indemnitee continues to serve as a director of the Company and thereafter, including after any change in control, as long as Indemnitee may be subject to any Proceeding by reason of the fact that Indemnitee was a director of the Company and shall inure to the benefit of the heirs, personal representatives and assigns of Indemnitee.

12. Maintenance of D&O Insurance.

(a) The Company represents that it presently has in force and effect policies of D&O Insurance with insurance companies and amounts as set forth on Exhibit A (the “Current Insurance Policies”). If, at the time of the receipt of a notice of the commencement of a Proceeding, the Company has these or other D&O Insurance policies in effect, the Company shall give prompt notice of the commencement of such Proceeding to the issuer(s) in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of the policies.

(b) The Company hereby covenants and agrees that, as long as Indemnitee continues to serve as a director of the Company and thereafter as long as Indemnitee may be subject to any Proceeding, the Company, subject to subsection (d) below, shall maintain in full force and effect D&O Insurance providing, in all respects, coverage at least comparable to that presently provided pursuant to the Current Insurance Policies.

(c) In all D&O Insurance policies, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers.

(d) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company, through its Board of Directors, determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit or Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

13. Savings Clause. If this Agreement or any portion hereof is invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify Indemnitee to the extent permitted by any applicable portion of this Agreement that has not been invalidated or by any other applicable law.

14. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Company hereby in order to induce Indemnitee to serve or continue serving as a director of the Company and acknowledges that Indemnitee is relying upon this Agreement in agreeing to serve in such capacity.

(b) The parties recognize that, if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

(c) In the event that Indemnitee is required to bring any action to enforce rights or to collect amounts due under this Agreement and is successful in such action, the Company shall reimburse Indemnitee for all of Indemnitee’s reasonable fees and Expenses in bringing and pursuing such action.

15. Notice. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give to the Company notice in writing as soon as practicable of any Proceeding for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to United Security Bancshares, Inc., 131 West Front Street, Thomasville, Alabama 36784, Attention: Larry Sellers. Notice shall be deemed received three days after the date postmarked if sent by prepaid mail, properly addressed. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

16. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be deemed to constitute one and the same instrument.

17. Applicable Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware.

18. Successors and Assigns. This Agreement shall be binding upon Indemnitee and upon the Company, its successors and assigns, and shall inure to the benefit of Indemnitee, his heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns.

19. Amendments. No amendment, waiver, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto. The indemnification rights afforded to Indemnitee hereby are contract rights and may not be diminished, eliminated or otherwise affected by amendments to the Certificate of Incorporation or Bylaws of the Company or by other agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

UNITED SECURITY BANCSHARES, INC.
ATTEST:
By:
	Name:	Hardie B. Kimbrough
	Its:	Chairman

ATTEST:
By:
	Name:	R. Terry Phillips
	Its:	President and Chief Executive Officer

INDEMNITEE
ATTEST:
By:
Director’s Name:

Exhibit A

Current Insurance Policies

Insurer	Policy No.	Amount
XL Specialty Insurance Co	ELU 108568-08	Primary $5,000,000
XL Specialty Insurance Co	ELU 106202-08	$5,000,000, Excess of $5,000,000

A-1